Exhibit 99.1
A. H. Belo Corporation

FOR IMMEDIATE RELEASE
Friday, January 30, 2009
5:00 P.M. CST
NEWSPAPER PUBLISHER A. H. BELO CORPORATION ANNOUNCES CREDIT AGREEMENT AMENDMENT
     DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) said today that its bank syndicate has approved an amendment to the Company’s revolving credit facility. The amendment is effective January 30, 2009 and extends the maturity of the credit facility through April 30, 2011. The amended $50 million facility, which is subject to a borrowing base, provides the necessary working capital flexibility required to navigate through the current economic environment.
     Among other things, the amendment:
•	Creates an asset-based revolving credit facility secured by all personal property assets of the Company and its active subsidiaries and certain specified real property

•	Establishes minimum quarterly adjusted EBITDA covenant requirements in 2009 and a fixed charge coverage ratio covenant in 2010 of 1.0 to 1.0

•	Allows capital expenditures and investments of up to $16.0 million per year (in total)

•	Allows A. H. Belo to pay dividends when the Company’s fixed charge coverage ratio exceeds 1.2 to 1.0 and the aggregate availability under the credit facility exceeds $15.0 million

•	Sets pricing at LIBOR plus a spread of 375 basis points

•	Contains other covenants including limitations on indebtedness, liens, and asset sales
     “A. H. Belo is focused on expense management and streamlining processes to operate more profitably,” said Robert W. Decherd, chairman, president and Chief
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A. H. Belo Announces Amendment to Credit Agreement
January 30, 2009
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Executive Officer. “Given current trends in advertising revenues we are reviewing all facets of our operations with the goal of reducing costs whenever possible. This work does not occur overnight and I believe the amendment to our credit facility provides adequate financial flexibility and the necessary runway for A. H. Belo to realign its operations.”
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. The Company’s partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
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A. H. Belo Announces Amendment to Credit Agreement
January 30, 2009
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Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other public disclosures and filings with the Securities and Exchange Commission, including the Company’s information statement on Form 10 dated January 31, 2008.